4/28/03



                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                 CNE GROUP, INC.
                       ADOPTED PURSUANT TO SECTION 151(g)
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW


     RESOLVED, that pursuant to the authority expressly granted to the Board of Directors (the "Board of Directors") of CNE Group, Inc., a Delaware Corporation (the "Company"), by the provisions of the Amended and Restated Certificate of Incorporation of the Company and the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors hereby creates a series of preferred stock, par value $0.00001 per share, and determines the designation and number of shares of Series A Preferred Stock which constitute such series and the relative rights, preferences and limitations of such series as follows:

     1.  Designation  and  Number of Series A  Preferred  Stock.  The  series of
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Preferred Stock shall be designated as "Series A Preferred  Stock"  (hereinafter called the "Series A Preferred Stock") and shall consist of a total of 1,697,961 shares of Series A Preferred Stock, par value $0.00001 per share.

     2. Dividends. The holders of Series A Preferred Stock shall not be entitled
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to receive any dividends except as provided in Section 4, below.

     3. Liquidation Preference.
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        (a) In the event of any  liquidation,  dissolution  or winding up of the
Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any remaining assets of the Company to the holders of Common Stock and any other Preferred Stock not then equal or senior to the Series A Preferred Stock, by reason of their ownership thereof, an amount equal to $1.00 for each outstanding share of Series A Preferred Stock (the "Liquidating Preference"). If, upon the occurrence of the liquidation, dissolution or winding up of the Company, the assets and funds thereof distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders in full of the Liquidating Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and any Preferred Stock equal to the Series A Preferred Stock in proportion to the amount of Preferred Stock held by each.

        (b) In the event of a liquidation as described above, all non-cash assets of the Company shall be valued as follows:

        (i) Securities not subject to legend, investment letter or other similar restrictions on free marketability:

            (A) If traded on a recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the closing;

            (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three days prior to the closing; and

            (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Company's Board of Directors, which determination shall be final absent fraud or manifest error.

        (ii) Securities subject to legend, investment letter or other similar restrictions shall be valued by an appropriate discount from the market value as determined in accordance with subsection (i) (C) above.

     4.  Redemption.  The holders of the Series A Preferred  Stock shall have no
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right of redemption.  The Company shall have the right,  but not the obligation, to redeem all or any portion of the Series A Preferred Stock commencing 60 months after the issuance thereof for a period of six months thereafter (the "Redemption Period"). The date on which the redemption may be effected shall be 30 days after the Company shall give notice of such redemption to the holders who shares are to be redeemed (the "Redemption Date"). Each share of Series A Preferred Stock shall be redeemed, at the Company's option, for (i) cash, in an amount equal to the Liquidating Preference plus a 17.5% compounded annual return (the "Rate of Return") from the date of issuance of such share to the Redemption Date reduced by any dividend paid plus the Rate of Return on such payment from the date of such payment to the Redemption Date; (ii) one share of the Company's Common Stock (which, together with the Company's Series E 8% Cumulative Preferred Stock, hereinafter referred to as the "Redeeming Stock"); or (iii)
1.469328 shares of the Company's Series E 8% Cumulative Preferred Stock (the "E Preferred Stock") having a par value of $0.00001 per share and a stated value of $1.00 per share. To the extent that the Company shall determine not to redeem shares of Series A Preferred Stock during the A Redemption Period, the Series A
Preferred  Stock  then  remaining   outstanding  shall  thereafter  bear  a  12%
cumulative dividend, payable quarterly in cash. In the event that the Company shall fail to pay two consecutive quarterly dividends (a "Dividend Payment Failure"), the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to elect the majority of the Company's directors until the Dividend Payment Failure shall have been cured. If, during the period prior to the Company curing a Dividend Payment Failure, the holders of the Company's Series C Preferred Stock (the "C Preferred Stock") and/or the E Preferred Stock shall obtain the right to elect the majority of the Company's directors as the result of a Dividend Payment Failure as defined in the Certificates of Designations for the C and/or E Preferred Stock, as






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


the case may be, then the holders of a majority of the shares of the Series A Preferred Stock and the C and/or E Preferred Stock, as the case may be, shall have the right, voting as a single class, to elect the majority of the Company's directors until the Dividend Payment Failure of the applicable Series of Preferred Stock shall have been paid. By way of example, if the holders of the Series A, C and E Preferred Stock shall have obtained the right to vote as provided herein pursuant to a Dividend Payment Failure and the Dividend Payment Failure of one Series is subsequently cured but the Dividend Payment Failure of the other Series shall not have been cured, only the Series whose Dividend Payment Failure have not been cured shall retain the right to elect the majority of the Company's directors. If the Company redeems less than all of the outstanding shares of Series A Preferred Stock as provided in this Section 4, then such redemption shall be made on a pro rata basis. The Company shall remit the appropriate amount of cash or issue the appropriate number of shares of the Redeeming Stock, as the case may be, to each holder of the Series A Preferred Stock upon receipt of such holder's certificate representing the shares of the Series A Preferred Stock to be redeemed. After the Redemption Date, all shares of Series A Preferred Stock redeemed as provided herein shall cease to exist and the holders thereof shall have only the right to receive the cash or the shares of Redeeming Stock payable or issuable to them, as the case may be, for the redemption of their Series A Preferred Stock.

     5. Voting Rights.  The holders of outstanding  shares of Series A Preferred
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Stock  shall have no voting  rights  except as provided in Section 4 above or as may be required by Delaware law.

     6. Protective Provisions. So long as any shares of Series A Preferred Stock
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are outstanding, the Company shall not, without first obtaining the approval (by vote or by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

        (a) alter or change the rights, preferences of privileges of the Series A Preferred Stock so as to affect adversely such Series A Preferred Stock;

        (b) increase or decrease (other than by redemption) the total number of authorized shares of Series A Preferred Stock; or

        (c) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6.

     7.  Issuance  with  Warrants;  Detachability  of  Warrants.  The  Series  A
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Preferred  Stock shall be issued  together with the Company's  Class A Warrants, each Warrant to purchase one share of Common Stock, initially, at $1.00 per share, at the rate of one Warrant for each share of Series A Preferred Stock. The Series A Preferred Stock and



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

the Class A Warrants attached thereto shall not detachable from each other or separately transferable for 66 months after the issuance thereof (the "Non-detachable Period") and the certificates representing the shares of Series A Preferred Stock issued to the holder thereof shall bear an appropriate legend reflecting this restriction. In the event that any shares of Series A Preferred Stock shall be redeemed by the Company prior to the expiration of the Non-detachable Period, the Class A Warrants attached thereto shall expire on the redemption date.

     8. Notices. Any notice required by the provisions hereof to be given to the
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holders of the Series A Preferred  Stock shall be deemed  given if  deposited by mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Anthony S. Conigliaro, its Secretary, as of the 28th day of April 2003.

                                             /S/ANTHONY S. CONIGLIARO
                                                ---------------------
                                                Anthony S. Conigliaro